UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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QUALSTAR CORPORATION

(Name of Registrant as Specified in Its Charter)

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Press Release issued by Qualstar Corporation on May 29, 2012

Investor Contact:

Nicki Andalon	Paul Schulman
Vice President & CFO	Mark Harnett
Qualstar Corporation	MacKenzie Partners, Inc.
(805) 583-7744	(212) 929-5500

QUALSTAR WILL BE SEEKING YOUR SUPPORT TO STOP BKF CAPITAL GROUP FROM TAKING CONTROL
OF THE COMPANY AND RISKING SHAREHOLDER VALUE

SIMI VALLEY, CA — (Marketwire – May 29, 2012) -- Qualstar® Corporation’s (NASDAQ: QBAK - News) Board of Directors today reiterated its commitment to maximizing value for all shareholders in the face of the poorly-timed and imprudent attempt by BKF Capital Group, Inc. (“BKF”) and its controlling shareholder, Steven N. Bronson, to take control of the Company.  A Special Meeting of Qualstar’s shareholders will be held on Wednesday, June 20, 2012 to decide important issues affecting the future of Qualstar.  Our Board urges shareholders to ignore any materials, communications or gold proxy card received from BKF or Mr. Bronson that ask for a vote in support of their efforts.

Qualstar’s Board is undertaking new initiatives, including the recent appointment of Lawrence Firestone as the Company’s new CEO, to increase sales and return Qualstar to sustained profitability.  Mr. Firestone has over 30 years of executive management experience with a track record demonstrating the vision and capabilities to improve Qualstar’s performance and grow its business.  The recent actions by BKF and Mr. Bronson are disrupting the implementation and progress of these initiatives, resulting in needless distraction and wasteful expenses.

“We believe BFK and Mr. Bronson are only interested in securing a quick, opportunistic gain, rather than returning Qualstar to profitability in order to enhance shareholder value for the benefit of all of our shareholders,” said Lawrence Firestone, who will start June 1st as Qualstar’s new Chief Executive Officer and President to succeed Mr. William J. Gervais, who will retire as of June 15, 2012.  Mr. Firestone added: “We remain committed to capitalizing on Qualstar’s near and long-term business opportunities and will fight on your behalf to oppose BKF’s and Bronson’s attempt to take over Qualstar because we believe they are seeking to further only their own short-term interests and have no regard for the harm that would be caused to our other shareholders, who own 81% of Qualstar’s outstanding shares.

We believe Qualstar has a strong and high quality franchise that we can leverage to grow the Company.   After the time I've spent with our Board, our employees and some of our shareholders, I am confident and optimistic about Qualstar’s future.  Please join me, the management team and the Board as we embark on rebuilding Qualstar with financial discipline and financial success. We look forward to the Special Meeting, which will provide our shareholders an important opportunity to support our directors and management and to put this wasteful proxy contest behind us, so that we can focus our efforts and Qualstar’s resources on running the Company and creating shareholder value.”

William Gervais, the Company’s founder and outgoing CEO, who owns 27% of Qualstar’s outstanding shares and, as a result, has the largest personal stake of any shareholder in the outcome of this proxy contest, stated “I have confidence in the board and the management team at Qualstar led by Larry Firestone and believe that they will succeed in growing sales and returning Qualstar to profitability.  By contrast, it appears that none of BKF’s nominees, including Bronson, has ever successfully managed a publicly held operating company.  Therefore, I think it would be a grievous mistake for shareholders to trust their investment in Qualstar to BKF and Bronson.”

Qualstar expects to mail a definitive proxy statement to its shareholders in the near future in connection with the Special Meeting, along with a WHITE proxy card.  The Special Meeting of Shareholders will be held on Wednesday, June 20, 2012 at Qualstar’s offices located at 3990-B Heritage Oak Court, Simi Valley, California 93063, at 10:00 a.m. PDT.  The record date for the meeting is May 23, 2012, and shareholders of record as of that date will be eligible to vote at the meeting.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Qualstar Corporation and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Qualstar Corporation in connection with the Special Meeting of Shareholders to be held on June 20, 2012.  Information regarding these directors and executive officers and their interests in connection with the matters to be voted on at the special meeting is included in the preliminary proxy statement filed by Qualstar Corporation with the Securities and Exchange Commission on May 21, 2012.  In addition, Qualstar Corporation files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission.  These documents and the preliminary proxy statement are, and the definitive proxy statement, when it is filed with the Securities and Exchange Commission, will be available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Qualstar Corporation at www.qualstar.com.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION.

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